Dear Fellow Stockholder,

On behalf of all of us at Power Efficiency Corporation, I want to extend our best wishes for the new year.  I also wanted to update you on our business as we head into 2009, a year we believe will be very exciting for the Company.

In spite of the tough economic times, we believe the future is promising for our business due to our recent achievements, our prospects and opportunities, and the overall market for energy efficiency.

We believe there are several broad drivers propelling energy efficiency to be a priority for business and policymakers, including:
1.	The increasing cost of electricity
2.	Environmental concerns, including global warming
3.	National security and energy independence

Over the past year, energy efficiency has become increasingly recognized as the “low hanging fruit” solution to these problems.  Reports from groups as diverse as the United Nations, McKinsey Global Institute and the U.S. Chamber of Commerce have concluded that increased efficiency must be a focus of any energy and greenhouse gas solution.

The Obama administration has indicated its intentions to enact energy and environmental legislation, including considerable funds targeting energy efficiency.  Many of the electric utilities have joined the chorus by advocating that efficiency is one of the best means to ensure adequate energy supplies while reducing harmful emissions.  According to the Department of Energy, electric motors are the largest single category of electricity end use in the U.S., so efforts to improve energy efficiency should put an emphasis on motor efficiency.

For Power Efficiency, this is all very positive news because we believe our products, based on our proprietary E-Save Technology® platform, are an excellent way for organizations to save energy and reduce CO2 emissions.

Frost & Sullivan recognized the importance of energy efficiency and the potential for E-Save Technology when they named it a 2009 Technology Innovation of the Year. Frost & Sullivan is one of the leading international research and consulting firms and they have a strong practice in motors and motor controls. We are delighted to have won this prestigious award.

In 2008, Power Efficiency achieved the following milestones:

Product Development and Intellectual Property

•	Industrial Products: Launched new digital products and improved energy savings, stability and features.

•
Appliance Product Development: Refinement and successful testing of E-Save Technology for single phase motors (i.e. appliance motors) on clothes washers and dryers, with measured savings on a washing machine between 9% and 27%.

•	Patents: Filed our third new utility patent in the U.S., as well as a number of international patents in over ten countries.

Sales and Business Development

•	OEM Testing and Negotiations:
o
Completed successful testing with two of the largest manufacturers and service providers of escalators and elevators; negotiations for global OEM supply contracts are underway and we expect to complete the first one in the near future.

o	Completed successful lab testing with a large escalator and elevator controls supplier, have established pricing, and are now completing in-field projects utilizing our technology.
o	Are in initial discussions with numerous OEMs of industrial products about including our controllers on their new equipment.

•
Partnership for Appliance Product & Initial Interest: Signed a partnership for the supply and sale of our single phase product with IXYS Corporation, a $300 million supplier of power semiconductors (NASDAQ: IXYS).  We are already testing our single phase products with one of IXYS’ customers.

•
Marquee Projects: Completed several high profile projects, including the Las Vegas Convention Center, the country’s largest convention center. For this project, Power Efficiency partnered with KONE, Inc., one of the largest escalator manufacturers and service providers in the world.  Our products are now saving energy in a number of retail shopping centers, airports and transit systems.

•
High Profile Distributor:  Signed a stocking distribution agreement with CED Elevator, one of the largest and most respected electrical distributors in the elevator and escalator industry.  We seek to enter into other such agreements with distributors in various industrial markets.

•	Sales for Industrial Application: Completed initial sales of our digital unit in industrial markets for such applications as plastic granulators and various mining equipment.

•	Utility Rebates: Received approvals for incentive rebates from numerous utilities.

With our complete line of new digital products now released and in front of many OEMs, we expect 2009 to be a very exciting year for the Company.  Although of course we cannot make any guarantees, we do expect to see OEM deals consummated this year.  This will be an important milestone in our goal to become a premier energy efficiency technology provider.

Management has strong confidence in our business, and in both our short term and long term prospects.  Although I am already the Company’s largest stockholder, I recently purchased one million additional common shares from an existing stockholder who has been forced by their creditor to liquidate their assets. Our CFO also purchased 100,000 common shares.

We have recently updated and improved our website - www.powerefficiency.com. I encourage you to visit the site and sign up for our investor email alerts to ensure you receive all press releases and other announcements.  We will soon post a presentation providing an overview of the Company’s status and objectives in the investor relations portion of the site and will send out an email alert to all of you when it is posted.  Please call our Office Manager, Toni Piscani, at (702) 697-0377, if you would like a hard copy of this or future press releases.

We will continue to update you on developments in the future and work diligently on your behalf.  Our goal, as always, is to build and maintain a solid business which maximizes stockholder value.

Please feel free to contact us if you have any questions or need any clarification.

Yours truly,

Steven Strasser
Chairman and CEO

As a cautionary note to investors, certain matters discussed in this letter may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC filing. Power Efficiency assumes no obligation to update the information in this letter.